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                                                                Exhibit No 10.21

THE OFFER AND SALE OF LIMITED PARTNERSHIP INTERESTS IN WEST FORK PIPELINE COMPANY LP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES LAWS, OR APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY FEDERAL, STATE OR FOREIGN AUTHORITY. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS SUCH INTERESTS ARE FIRST REGISTERED PURSUANT TO ALL SUCH APPLICABLE LAWS OR UNLESS COUNSEL SATISFACTORY TO THE GENERAL PARTNER SHALL HAVE RENDERED AN OPINION SATISFACTORY TO THE GENERAL PARTNER THAT SUCH REGISTRATION IS NOT REQUIRED. THE SALE, ASSIGNMENT OR OTHER TRANSFER OF SUCH INTERESTS IS ALSO RESTRICTED BY ARTICLE IX OF THE AGREEMENT OF LIMITED PARTNERSHIP OF WEST FORK PIPELINE COMPANY LP.

                        AGREEMENT OF LIMITED PARTNERSHIP

                          WEST FORK PIPELINE COMPANY LP

                             Dated as of May 9, 2003

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                                TABLE OF CONTENTS

                                                                                       Page
ARTICLE I Formation of Partnership..................................................    1
Section 1.1.      Formation ........................................................    1
Section 1.2.      Name .............................................................    1
Section 1.3.      Business..........................................................    2
Section 1.4.      Place of Business and Registered Agent............................    2
Section 1.5.      Names and Addresses of Partners...................................    2
Section 1.6.      Additional Partners...............................................    3
Section 1.7.      Term..............................................................    3
Section 1.8.      Filings...........................................................    3
Section 1.9.      Title to Partnership Property.....................................    3
ARTICLE II Definitions and References...............................................    3
Section 2.1.      Defined Terms.....................................................    3
Section 2.2.      References and Titles.............................................    7
ARTICLE III Capitalization and Partnership Expenses.................................    7
Section 3.1.      Capital Contributions of Partners.................................    7
Section 3.2.      No Other Required Capital Contributions...........................    8
Section 3.3.      Additional Capital Contributions..................................    8
Section 3.4.      Non-payment of Capital Contributions..............................    9
Section 3.5.      Return of Capital Contributions...................................    9
Section 3.6.      Payments and Advances by General Partner..........................    10
ARTICLE IV        Allocations and Distributions.....................................    10
Section 4.1.      Allocations.......................................................    10
Section 4.2.      Section 704(c) Allocations........................................    12
Section 4.3.      Distributions.....................................................    12
ARTICLE V Management................................................................    12
Section 5.1.      Power and Authority of General Partner............................    12
Section 5.2.      Contracts With Affiliates.........................................    13
Section 5.3.      Tax Elections.....................................................    14
Section 5.4.      Tax Returns; Tax Matters Partner..................................    14
Section 5.5.      Reimbursement of Expenses.........................................    14
Section 5.6.      Other Operations..................................................    14
Section 5.7.      Liability of Partners and Indemnification.........................    14
Section 5.8.      Certain Decisions.................................................    15
ARTICLE VI Rights of Limited Partner................................................    16
Section 6.1.      Rights of Limited Partner.........................................    16
Section 6.2.      Limitations on Limited Partner....................................    16
Section 6.3.      Liability of Limited Partner......................................    17
Section 6.4.      Withdrawal and Return of Capital Contributions....................    17
Section 6.5       Outside Activities................................................    17
ARTICLE VII Books, Records and Bank Accounts........................................    17
Section 7.1.      Capital Accounts, Books and Records...............................    17

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
Section 7.2.      Reports...........................................................    18
Section 7.3.      Bank Accounts.....................................................    18
Section 7.4.      Information Relating to the Partnership...........................    18
ARTICLE VIII Dissolution, Liquidation and Termination...............................    18
Section 8.1.      Dissolution.......................................................    18
Section 8.2.      Liquidation and Termination.......................................    19
Section 8.3.      Reconstitution....................................................    20
ARTICLE IX        Assignments of Interests..........................................    20
Section 9.1.      Assignment by Partners............................................    20
Section 9.2       Right of First Refusal on Sale....................................    21
ARTICLE X Representations and Warranties............................................    22
Section 10.1.     Representations, Acknowledgements and Warranties of the Partners..    22
ARTICLE XI Miscellaneous............................................................    23
Section 11.1.     Notices ..........................................................    23
Section 11.2.     Amendment.........................................................    24
Section 11.3.     Partition.........................................................    24
Section 11.4.     Entire Agreement..................................................    24
Section 11.5.     Severability......................................................    24
Section 11.6.     No Waiver.........................................................    24
Section 11.7.     Applicable Law....................................................    24
Section 11.8.     Meetings of the Partners..........................................    24
Section 11.9.     Successors and Assigns............................................    25
Section 11.10.    Sole Discretion...................................................    25
Section 11.11.    Counterparts......................................................    25

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

                        AGREEMENT OF LIMITED PARTNERSHIP

                          WEST FORK PIPELINE COMPANY LP

      THIS AGREEMENT OF LIMITED PARTNERSHIP (this "Agreement") dated as of May 9, 2003, is made by and among WEST FORK PIPELINE COMPANY GP LLC, a Texas limited liability corporation, as the general partner (the "General Partner"), and each of the persons listed on Exhibit A, each as a limited partner (individually, a "Limited Partner" and collectively, the "Limited Partners").

                                    RECITALS:

      WHEREAS, the General Partner and the Limited Partners desire to form the Partnership for the purpose of developing a pipeline in the State of Texas from a Tufco/TXU connection near Interstate 30 and Oakland Avenue in Tarrant County to certain wells to be drilled in that area (the "Pipeline");

      WHEREAS, it is the intention of the parties that the Partnership shall use the Pipeline for the transport of gas from wells in which the parties own Working Interests and not for use by the public, third parties or other people who are not affiliated with any Partner; and

      WHEREAS, it is the intention of the parties that any interest in the Partnership among the Limited Partners be substantially the same as their respective proportionate Working Interest ownership in the wells that are to be connected to the Partnership's pipeline;

                                   AGREEMENT:

      NOW, THEREFORE, based on the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the General Partner and the Limited Partners agree as follows:

                                    ARTICLE I
                            Formation of Partnership

      Section 1.1. Formation. Subject to the provisions of this Agreement, the parties do hereby form a limited partnership (the "Partnership") pursuant to the provisions of the Texas Revised Limited Partnership Act (such Act, as amended from time to time, or any successor statute or statutes thereto, being called the "Act").

      Section 1.2. Name. The name of the Partnership shall be "West Fork Pipeline Company LP." Subject to all applicable laws, the business of the Partnership shall be conducted in the name of the Partnership unless under the law of some jurisdiction in which the Partnership does business such business must be conducted under another name. In such a case, the business of the Partnership in such jurisdiction may be conducted under such other name or names (except the name of the General Partner, any Affiliate of the General Partner or

                                       1
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the name of any of the Limited Partners) as the General Partner shall determine to be necessary so long as it does not affect adversely the limited liability of the Limited Partners hereunder or jeopardize in any manner the title to or ownership of any Partnership assets. The General Partner shall cause to be filed on behalf of the Partnership such partnership or assumed or fictitious name certificate or certificates or similar instruments as may from time to time be required by law.

      Section 1.3. Business. The business of the Partnership shall be (a) to acquire, develop, own and operate the Pipeline solely for the use of the Partners and Affiliates of the Partners; (b) to engage in or perform any and all acts or actions as the General Partner may from time to time determine to be advantageous or desirable to the Partnership including but not limited to, gathering services compression, and treating services, and field services for gas and all business activities related thereto; and (c) to take all such other actions incidental to any of the foregoing as the General Partner may determine to be necessary or desirable (such permitted activities described in (a), (b) and (c) are collectively hereinafter referred to as the "Business"); provided, however, all Business shall be conducted or undertaken in accordance with all the terms and conditions of, and subject to the limitations set forth in this Agreement. Notwithstanding the foregoing, the Partnership shall not (i) engage in the exploration or production of oil, conventional gas or other minerals or the marketing of oil, conventional gas or other minerals, or (ii) own or operate any properties or assets outside the AMI. The AMI shall not be amended, expanded or contracted without the express written consent of all the Partners.

      Section 1.4. Place of Business and Registered Agent.

      (a) The principal United States office and place of business of the Partnership and its street address shall be as set forth in the Certificate of Limited Partnership of the Partnership. The General Partner, at any time and from time to time, may change the location of the Partnership's principal United States office and place of business and may establish such additional place or places of business of the Partnership as the General Partner shall determine to be necessary or desirable, provided notice thereof is concurrently given to the Limited Partners.

      (b) The registered office of the Partnership in the State of Texas and the registered agent for service of process on the Partnership shall be as set forth in the Certificate of Limited Partnership of the Partnership. The General Partner, at any time and from time to time, may change the Partnership's registered office or registered agent or both by complying with the applicable provisions of the Act and giving concurrent notice thereof to the Limited Partners and may establish, appoint and change additional registered offices and registered agents of the Partnership in such other states as the General Partner shall determine to be necessary or advisable.

      Section 1.5. Names and Addresses of Partners. The General Partner is the sole general partner of the Partnership, and the mailing and street address of its business shall be as set forth in the records of the Partnership. The Limited Partners are the only limited partners of the

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Partnership, and the mailing and street address of each of the Limited Partners shall be as set forth in the records of the Partnership.

      Section 1.6. Additional Partners. The General Partner shall continue to approve the admission of additional Partners to the Partnership until total cash and the fair market value of any property made as initial Capital contributions to the Partnership equals $400,000 (such amount being the "Admission Threshold"). The General Partner may exercise its sole discretion in approving or denying the admission of any potential Partner but shall exercise its best efforts to admit additional Partners until the Admission Threshold has been contributed. The General Partner may in its sole discretion approve the admission of additional Partners after the Admission Threshold has been contributed. In any case, any additional Partner shall provide its mailing and street address to the Partnership.

      Section 1.7. Term. The Partnership shall be formed and commence upon the completion of filing for record an initial Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of Texas and shall continue until terminated in accordance with Article VIII. The General Partner shall not be required to deliver or mail a copy of the certificate of limited partnership to the Limited Partners.

      Section 1.8. Filings. Upon the request of the General Partner, the Limited Partners shall promptly execute and deliver all such certificates and other instruments conforming hereto as shall be necessary for the General Partner to accomplish all filing, recording, publishing and other acts appropriate to comply with all requirements for the formation and operation of the Partnership as a limited partnership under the laws of the State of Texas. The General Partner shall cause the Partnership to continue to comply with all requirements necessary to maintain the limited liability of the Limited Partners in the State of Texas.

      Section 1.9. Title to Partnership Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership shall hold its property in its own name. The Partnership shall hold all of its assets in the name of the Partnership unless under the law of some jurisdiction in which the Partnership owns assets such assets must be held in another name. In such a case, such assets in such jurisdiction shall be held under such other name or names (except the name of the General Partner, any Affiliate of the General Partner or the name of any Limited Partner) as the General Partner shall determine to be necessary so long as it does not affect adversely the limited liability of the Limited Partners hereunder or jeopardize in any manner the title to or ownership of any Partnership assets.

                                   ARTICLE II
                           Definitions and References

      Section 2.1. Defined Terms. When used in this Agreement, the following terms shall have the respective meanings set forth below:

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      "Act" shall have the meaning assigned to such term in Section 1.1 hereof.

      "Adjusted Capital Account" shall mean the Capital Account maintained for each Partner as provided in Section 7.1(b), (a) increased by (i) the amount of any unpaid Capital Contributions agreed to be contributed by such Partner under
Article III, if any, (ii) an amount equal to such Partner's allocable share of Minimum Gain as computed on the last day of such fiscal year in accordance with the applicable Treasury Regulations, and (iii) the amount of Partnership liabilities allocable to such Partner under Section 752 of the Internal Revenue Code with respect to which such Partner bears the economic risk of loss to the extent such liabilities do not constitute Partner Nonrecourse Debt, and (b) reduced by (i) the amount of all losses and deductions reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e) (2) and 706(d) of the Internal Revenue Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions reasonably expected to be made to such Partner to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made.

      "Admission Threshold" shall have the meaning assigned to such term in
Section 1.6 hereof.

      "Affiliate" shall mean (a) any person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of the person in question, (b) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the person in question, (c) any person directly or indirectly controlling, controlled by or under common control with the person in question, and (d) any officer, director or partner of the person in question or any person described in subsection (a), (b) or (c) of this paragraph.

      "Agreed Rate" shall mean a rate per annum which is equal to the lesser of
(a) the rate of interest as published from time to time in The Wall Street Journal as the "prime rate" (defined. as the base rate on corporate loans posted by at least 75% of the nation=s 30 largest banks), adjusted from time to time to reflect any changes in such rate determined hereunder, or (b) the maximum rate from time to time permitted by applicable law.

      "AMI" shall mean the geographic area depicted on the plat attached hereto as Exhibit C.

      "Buyout" shall have the meaning set forth in Section 3.3 (a) hereof.

      "Capital Account" shall have the meaning set forth in Section 7.1 (b) hereof.

      "Capital Call" shall have the meaning set forth in Section 3.3 hereof.

      "Capital Contributions" shall mean for any Partner at the particular time in question the aggregate of the dollar amounts of any cash and the fair market value of any property

                                       4
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contributed to the capital of the Partnership, or, if the context in which such term is used so indicates, the dollar amounts of cash and the fair market value of any property agreed to be contributed, or requested to be contributed, by such Partner to the capital of the Partnership.

      "Dale Gas" shall mean Dale Gas Partners, LP, a Texas limited partnership and a Limited Partner of the Partnership.

      "Dilution" shall have the meaning set forth in Section 3.3 (b) hereof.

      "Extraordinary Gain" shall have the meaning assigned to such term in
Section 4.1(b) hereof.

      "Fulcrum LP" shall mean Fulcrum, LP, a Texas limited partnership and a Limited Partner of the Partnership.

      "General Partner" shall mean West Fork Pipeline Company GP LLC, a Texas limited liability company, and any person that becomes a substituted General Partner of the Partnership pursuant to the terms hereof.

      "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

      "Limited Partner" shall mean each of the persons listed on Exhibit A and any person that becomes a substituted Limited Partner or an additional Limited Partner of the Partnership pursuant to the terms hereof.

      "Minimum Gain" shall mean (i) with respect to Partnership Nonrecourse Liabilities, the amount of gain that would be realized by the Partnership if it disposed of (in a. taxable transaction) all Partnership properties that are subject to Partnership Nonrecourse Liabilities in full satisfaction of Partnership Nonrecourse Liabilities, computed in accordance with applicable Treasury Regulations, or (ii) with respect to each Partner Nonrecourse Debt, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) the Partnership property that is subject to such Partner Nonrecourse Debt in full satisfaction of such Partner Nonrecourse Debt, computed in accordance with applicable Treasury Regulations.

      "Non-Contributing Partner" shall have the meaning assigned to such term in
Section 3.3 hereof.

      "Non-Participating Working Interest Owner" shall mean a Partner that owns a Working Interest and that elects under the applicable operating agreement or other agreement among the Working Interest owners not to contribute capital to pay for the costs to explore or develop or produce oil and gas on property subject to such Working Interest.

      "Notice" shall have the same meaning assigned to such term in Section 9.2(a) hereof.

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      "Offered Partnership Interest" shall have the same meaning assigned to such term in Section 9.2(a) hereof.

      "Offering Partner" shall have the same meaning assigned to such term in
Section 9.2(a) hereof.

      "Organizational Services" shall mean the services provided by Dale Gas and Fulcrum LP as founders in connection with the development and organization of Partnership and related relationships and transactions associated with the business of the Partnership.

      "Participating Pro-Rata Basis" shall mean the allotment of a Non-Contributing Partner's Partnership Interest, either for the calculation of a Buyout or a Dilution by each respective Partner electing to participate in a Buyout or a Dilution. Each respective Partner electing to participate in a Buyout or a Dilution shall be entitled to an amount of Partnership Interest equal to the product of (X)(A/B). For the purposes of calculating each respective allotment: "X" shall be the amount of Partnership Interest that (1) in the case of a Dilution, a Non-Contributing Partner would have received in exchange for its Capital Contribution due to be made under a Capital Call or (2) in the case of a Buyout, the total amount of Partnership Interest owned by a Non-Contributing Partner; "A" shall be the total amount of Partnership Interest owned by the respective Partner participating in the Buyout or Dilution; "B" shall be the total number of shares owned by all Partners participating in the Buyout or Dilution.

      "Partners" shall mean the General Partner and the Limited Partners.

      "Partnership" shall mean West Fork Pipeline Company LP, a Texas limited partnership.

      "Partner Nonrecourse Debt" shall mean any nonrecourse debt of the Partnership for which any Partner bears the economic risk of loss.

      "Partner Nonrecourse Deductions" shall mean the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to a Partner Nonrecourse Debt, reduced (but not below zero) by proceeds of such Partner Nonrecourse Debt distributed during the year to the Partners who bear the economic risk of loss for such debt, as determined in accordance with applicable Treasury Regulations.

      "Partnership Interest" shall mean a Partner's interest in the Partnership, including the right to receive distributions of the Partnership's assets and the right to receive allocations of income, gain, loss, deduction, or credit of the Partnership.

      "Partnership Nonrecourse Liabilities" shall mean nonrecourse liabilities (or portions thereof) of the Partnership for which no Partner bears the economic risk of loss.

      "person" shall include an individual, an estate, a limited liability company, a corporation, a partnership, an association, a joint stock company and a trust.

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

      "Pipeline" shall have the meaning assigned to such term in the recitals to this Agreement.

hereof.

      "Regulatory Allocations" shall have the meaning assigned to such term in
Section 4.1(f) hereof.

      "Securities Act" shall be the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "Sharing Ratio" shall mean for each Partner the percentage set forth by the name of such Partner on Exhibit A hereof.

      "Working Interest" shall mean a real property interest in the AMI entitling the owner to receive a specified percentage of proceeds from the sale of oil and gas production or a percentage of such production, but requiring such owner to bear the costs to explore for, develop and produce such oil and gas.

      Section 2.2. References and Titles. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

      Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

                                   ARTICLE III
                     Capitalization and Partnership Expenses

      Section 3.1. Capital Contributions of Partners.

      (a) Concurrently with its execution of this Agreement, the General Partner has made a Capital Contribution of $5,263.16 to the capital of the Partnership.

      (b) Concurrently with their respective execution of this Agreement, each Limited Partner other than Dale Gas shall contribute cash to the capital of the Partnership as such Limited Partner's respective Capital Contribution to the Partnership in the respective amounts set forth opposite their respective signatures to this Agreement.

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

      (c) In consideration for their provision of the Organizational Services and other valuable contributions to the Partnership, Dale Gas and Fulcrum LP shall collectively receive credit for having made Capital Contributions to the Partnership in an aggregate amount equal to one third (1/3) of every dollar of cash and the fair market value of any property with respect to the first $1,000,000 of Capital Contributions made to the Partnership by the Limited Partners. These Capital Contributions shall be divided between Dale Gas and Fulcrum LP with 89.5% of such contributions deemed to be made by Dale Gas and 10.5% of such contributions deemed to be made by Fulcrum LP. All such Capital Contributions deemed to be made by Dale Gas and Fulcrum LP to the Partnership pursuant to the immediately preceding sentence shall be credited to the Capital Accounts of Dale Gas and Fulcrum LP, and the amounts so credited shall be deemed to have been transferred to Dale Gas and Fulcrum LP as consideration for their provision of the Organizational Services and such amounts (together with any tax deductions relating thereto) shall be charged against the Capital Accounts of the Limited Partners who initially made such Capital Contributions. To illustrate, if the Limited Partners contribute $1,000 to the Partnership in cash or property, Dale Gas shall receive a credit of $298.33 (89.5% of 1/3 of the Limited Partners' Capital Contributions) to its Capital Account and Fulcrum LP shall receive a credit $35 (10.5% of 1/3 of the Limited Partners' Capital Contributions) to its Capital Account. At the request of the General Partner, Dale Gas and Fulcrum LP may mutually elect to consent in writing to the terminate their collective right to receive credit to their Capital Accounts pursuant to this Section 3.1(c) with respect to any additional Capital Contributions made to the Partnership if total Capital Contributions do not exceed $1,000,000.

      Section 3.2. No Other Required Capital Contributions. Notwithstanding anything to the contrary contained herein, the Capital Contributions contributed by the Partners pursuant to Section 3.1 shall be the maximum contribution to the Partnership that the Partners shall be required to make (unless otherwise provided in Section 3.3).

      Section 3.3. Additional Capital Contributions. At any time after the making of the Capital Contributions referred to in Section 3.1, the General Partner may request that each Partner make additional Capital Contributions to the Partnership in accordance with each Partner's Sharing Ratio for uses as are consistent with the purposes of the Partnership (such a request being a ("Capital Call").

      Any Partner who is a Non-Participating Working Interest Owner in any well to which the Partnership has extended the Pipeline or for which a Capital Call has been made by the General Partner to construct an extension to the Pipeline is not eligible to make any Capital Contributions in any response to any Capital Call.

      In the event that a Partner shall decline or is not eligible to make all or any portion of the additional Capital Contributions in response to a Capital Call at any time (such a Partner being a "Non-Contributing Partner"), the General Partner may elect to take any of the following actions at any time:

      (a) The General Partner may allow Partners electing to make additional Capital Contributions to purchase such Non-Contributing Partner's Partnership Interest on a Participating

Pro-Rata Basis for 110% of the total of all Capital Contributions made by such Non-Contributing Partner (a "Buy Out");

      (b) The General Partner may allow the Partners electing to make additional Capital Contributions to pay all of the additional Capital Contributions which a Non-contributing Partner declines to make on a Participating Pro-Rata Basis, and the General Partner shall adjust the Sharing Ratios accordingly (a "Dilution"); or

      (c) The General Partner may cause the Partnership and/or the Partners to take such other actions upon which the Partners shall agree.

      In any case, a Non-Contributing Partner may not make any future Capital Contributions in response to any future Capital Calls.

      Section 3.4. Non-payment of Capital Contributions.

      (a) The Partnership shall have the right to pursue any remedy existing at law or in equity for the collection of the unpaid amount of the Capital Contributions agreed to be made in Section 3.1 or hereafter agreed to be made in accordance with Section 3.3, including without limitation the prosecution of a suit against a defaulting Partner. If the unpaid amount is given to an attorney for collection, or suit is filed thereon, and as often as any such event occurs, the Partnership shall be entitled to recover all costs of collection, including without limitation reasonable attorneys' fees and costs. All delinquent amounts, and all costs of collection, shall be payable to the Partnership together with interest at 18% per annum from the due date until paid. No right, power, or remedy conferred upon the Partnership and the General Partner in this Section
3.4 shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to all other rights, powers or remedies available at law, in equity, by statute or otherwise.

      (b) The Partnership may retain any revenues otherwise distributable to a defaulting Partner pursuant to this Agreement in an amount equal to the amount such Partner failed or refused to contribute as required pursuant to the terms of this Agreement, together with interest on such past-due amounts at a rate equal to the Agreed Rate. Any amount so withheld shall be deemed, for all purposes of this Agreement, to have been distributed to the defaulting Partner and, other than that portion of such amounts representing interest, be deemed to have been recontributed by the defaulting Partner to the capital of the Partnership for the purposes for which contributions were initially requested. To the extent that a. Partner has advanced funds to the Partnership as a result of the default of a Partner, such Partner shall be entitled to be reimbursed from the amounts so withheld from the defaulting Partner.

      Section 3.5. Return of Capital Contributions. Except as provided in
Section 3.6, no interest shall accrue on any contributions to the capital of the Partnership; and no Partner shall have the right to withdraw or be repaid any capital contributed by such Partner except as provided in Section 8.2 of this Agreement. All interest that accrues on Partnership funds shall be allocated and credited to the Partners in accordance with Section 4.1.

      Section 3.6. Payments and Advances by General Partner. The General Partner shall have the right to pay any indebtedness or obligation of the Partnership out of funds of the General Partner, and may bill the Partnership in the same manner that the Partnership may bill the Limited Partners. Further, if at any time the General Partner advances funds to or on behalf of the Partnership or the General Partner is required to pay any indebtedness or obligation of the Partnership in excess of the Capital Contributions of the General Partner agreed to be made in this Article III, such advance or payment shall constitute a loan by the General Partner to the Partnership. If any such advance or payment is outstanding for more than sixty (60) days and except as provided in Section 3.5, such advance or payment shall bear interest from the date first made at a rate equal to the Agreed Rate. No such advance or payment by the General Partner shall be deemed to be a contribution by the General Partner to the capital of the Partnership. Any loan made by the General Partner hereunder to pay any costs or expenses allocated and charged to any Partner shall be repaid (with payments to be applied first to the payment of interest and then to the repayment of principal) from the revenues that would otherwise be next distributed to such Partner hereunder.

                                   ARTICLE IV
                          Allocations and Distributions

Section 4.1. Allocations.

      (a) Except as otherwise provided in Section 3.2 or in this Article IV, all Partnership profits and losses, and the related items of income, gain, loss, deduction and credit for federal income tax purposes, shall be allocated or credited to the Partners in accordance with each Partner's respective Sharing Ratio.

      (b) Extraordinary Gain shall be allocated in such manner as shall cause the Capital Accounts of the Partners to equal, as nearly as possible, the amounts such Partners would receive if all assets on hand were sold for cash at their respective fair market values and such cash were distributed to the Partners in accordance with their Sharing Ratios. The term "Extraordinary Gain@ shall mean gain from the sale, deemed sale or other disposition of all or substantially all of the assets of the Partnership. A deemed sale of all or substantially all of the assets of the Partnership shall occur upon a dissolution of the Partnership, admission of a new Partner, or any other event that would require a revaluation of the Partners' Capital Accounts under Treasury Regulation Section 1.704-1(b)(2)(iv).

      (c) Notwithstanding any of the foregoing provisions of this Section 4.1 to the contrary:

            (i) If during any fiscal year of the Partnership there is a net increase in Minimum Gain attributable to a Partner Nonrecourse Debt that gives rise to Partner Nonrecourse Deductions, each Partner bearing the economic risk of loss for such Partner Nonrecourse Debt shall be allocated items of Partnership deductions and losses for such year (consisting first of cost recovery or depreciation deductions with respect to property that is subject to such Partner Nonrecourse Debt and then, if necessary, a pro rata portion of the Partnership's other items of deductions and losses, with any remainder being treated as an increase in Minimum Gain attributable to Partner Nonrecourse Debt in the subsequent year) equal to such Partner's share of Partner Nonrecourse Deductions, as determined in accordance with applicable Treasury Regulations.

            (ii) If for any fiscal year of the Partnership there is a net decrease in Minimum Gain attributable to Partnership Nonrecourse Liabilities, each Partner shall be allocated items of Partnership income and gain for such year (consisting first of gain recognized from the disposition of Partnership property subject to one or more Partnership Nonrecourse Liabilities and then, if necessary, for subsequent years) equal to such Partner's share of such net decrease (except to the extent such Partner's share of such net decrease is caused by a change in debt structure with such Partner commencing to bear the economic risk of loss as to all or part of any Partnership Nonrecourse Liability or by such Partner contributing capital to the Partnership that the Partnership uses to repay a Partnership Nonrecourse Liability), as determined in accordance with applicable Treasury Regulations.

            (iii) If for any fiscal year of the Partnership there is a net decrease in Minimum Gain attributable to a Partner Nonrecourse Debt, each Partner shall be allocated items of Partnership income and gain for such year (consisting first of gain recognized from the disposition of Partnership property subject to Partner Nonrecourse Debt, and then if necessary, a pro rata portion of the Partnership's other items of income and gain, and if necessary, for subsequent years) equal to such Partner's share of such net decrease (except to the extent such Partner's share of such net decrease is caused by a change in debt structure or by the Partnership's use of capital contributed by such Partner to repay the Partner's Nonrecourse Debt) as determined in accordance with applicable Treasury Regulations.

      (d) The losses and deductions allocated pursuant to this Section 4.1 for any fiscal year shall not exceed the maximum amount that can be allocated to a Partner without causing or increasing a deficit balance in the Partner's Adjusted Capital Account. All losses or deductions in excess of the limitations set forth in this Section 4.1 (d) shall be allocated to Partners with positive Adjusted Capital Account balances remaining at such time in proportion to such positive balances.

      (e) In the event that a Partner unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in such Partner's Adjusted Capital Account balance, items of Partnership income and gain shall be allocated to that Partner in an amount and manner sufficient to eliminate the deficit balance as quickly as possible.

      (f) The allocations set forth in subsections (c), (d) (last sentence) and
(e) (collectively, the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations.

      It is the intent of the Partners that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 4.1(f). Therefore, notwithstanding any other provisions of this Article IV (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Adjusted Capital Account balance is, to the extent possible, equal to the Adjusted Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to the remaining sections of this Article IV.

      Section 4.2. Section 704(c) Allocations. In accordance with Section 704(c) of the Internal Revenue Code and the Treasury Regulations thereunder, income and deductions with respect to any property contributed to the Partnership shall, solely for federal income tax purposes, be allocated among the Partners in a manner to take into account any variation between the adjusted tax basis of such property to the Partnership and its fair market value at the time of contribution. In making such allocations, the General Partner shall use such method or methods of allocation as it shall determine, in good faith, to be reasonable and in accord with applicable Treasury Regulations.

      Section 4.3. Distributions. The General Partner may distribute funds of the Partnership at such times and in such amounts as the General Partner determines in its absolute discretion to be appropriate. Any such distributions shall be made to the Partners in accordance with the Partners' Sharing Ratios.

      All distributions in liquidation of a Partner's interest in the Partnership shall be made in accordance with Section 8.2.

                                    ARTICLE V
                                   Management

      Section 5.1. Power and Authority of General Partner. The General Partner shall have full and exclusive power and authority on behalf of the Partnership to manage, control, administer and operate the assets, business and affairs of the Partnership and to do or cause to be done any and all acts deemed by the General Partner to be necessary or appropriate thereto, and the Limited Partners shall have no right of control over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under the Act or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership in the name of the Partnership, including, without limitation, the right and power to:

      (a) To purchase or otherwise acquire ownership interests in any real or personal property of every nature considered necessary or appropriate to carry on and conduct the business of the Partnership;

      (b) To borrow monies for the use in the Partnership's business and from time to time to draw, make, execute and issue promissory notes and other negotiable or non-negotiable instruments and evidences of indebtedness; to secure the payment of the sums so borrowed and to mortgage, pledge or assign in trust all or any part of the property of the Partnership, and to assign any monies owing or to be owing to the Partnership;

      (c) To sell, assign, convey or otherwise dispose of, for such consideration and upon such terms and conditions as the General Partner may determine to be in the best interests of the Partnership, all or any part of the Partnership assets or any interest therein;

      (d) To purchase, lease, rent or otherwise acquire or obtain the use of facilities and all other kinds and types of real or personal property that may in anyway be deemed necessary, convenient, or advisable in connection with carrying on the business of the Partnership;

      (e) To make and to enter into such agreements and contracts with such parties and to give such receipts, releases and discharges with respect to any and all of the foregoing and any matters incident thereto as the General Partner may deem advisable or appropriate;

      (f) To sue and be sued, complain and defend in the name of and on behalf of the Partnership;

      (g) To execute and deliver all checks, drafts, endorsements and other orders for the payment of Partnership funds;

      (h) To employ on behalf of the Partnership agents, employees and officers (having such duties and titles and having such authority by delegation from the General Partner as the General Partner shall designate), accountants, attorneys, brokers, consultants and all other professionals, clerical help and such other assistance and services as the General Partner may deem proper and to pay therefor such remuneration as the General Partner may determine to be reasonable and appropriate;

      (i) To appear and to represent the Partnership before any governmental authority or regulatory agency and to make all necessary or appropriate filings before such authority or agency; and

      (j) To take such other action, execute and deliver such other documents and perform such other acts as may be deemed by the General Partner to be appropriate to carry out the business and affairs of the Partnership in accordance with this Agreement.

      Section 5.2. Contracts With Affiliates. The Partnership may enter into contracts and agreements with any Partner and its Affiliates for the rendering of services or the sale or lease of property provided that the amount of the compensation, price or rental that can be charged to or by the Partnership therefor must be no less favorable to the Partnership than those available from unrelated third parties in the area engaged in the business of rendering comparable services or selling or leasing comparable property which could reasonably be made available to or by the Partnership. In connection with the foregoing, the Partnership shall enter into the Management and Administrative Services Agreement with Dale Operating Company, which shall be substantially in the form attached hereto as Exhibit B.

      Section 5.3. Tax Elections. The General Partner shall make such tax elections on behalf of the Partnership as shall be deemed to be in the best interests of the Partnership and the Partners.

      Section 5.4. Tax Returns; Tax Matters Partner. The General Partner shall be the "tax matters partner" of the Partnership (as defined in Section 6231(a)(7) of the Internal Revenue Code) and shall prepare and timely file all federal, state and local income and other tax returns and reports as may be required as a result of the business of the Partnership.

      Section 5.5. Reimbursement of Expenses. All direct and indirect costs and expenses incurred by the General Partner in organizing the Partnership and in managing and conducting the business and affairs of the Partnership shall be paid or reimbursed by the Partnership as a Partnership expense. The General Partner shall determine which expenses are allocable to the Partnership in a manner which is fair and reasonable to the General Partner and the Partnership, and if such allocation is made by the General Partner in good faith it shall be conclusive in the absence of manifest error.

      Section 5.6. Other Operations. The General Partner shall devote only such part of its time to the Partnership as is reasonably required to carry on the Partnership's business. The General Partner shall be entitled to have business interests and engage in business activities similar to the Partnership but outside the AMI. The Partnership and the Partners all hereby consent to the General Partner and its Affiliates having such business interests and engaging in such business activities and neither the Partnership nor any of the Partners has any rights by virtue of this Agreement in and to such business interests or activities or to the income, profits or benefits derived therefrom.

      Section 5.7. Liability of Partners and Indemnification.

      (a) The General Partner, the Limited Partners and their Affiliates, and their members, partners, officers, directors, employees and agents, shall not be liable, responsible or accountable in damages or otherwise to the Partnership or the other Partners for any acts or omissions that do not constitute gross negligence or willful or wanton misconduct, and the Partnership shall indemnify to the maximum extent permitted under the Act and save harmless the General Partner and the Partners and their Affiliates, and their members, partners, officers, directors, employees and agents (individually, "Indemnitee") from all liabilities for which indemnification is permitted under the Act. Any act or omission performed or omitted by an Indemnitee on advice of legal counsel or an independent consultant who has been employed or retained by the Partnership shall be presumed to have been performed or omitted in good faith without gross negligence or willful or wanton misconduct. THE PARTIES RECOGNIZE THAT THIS PROVISION SHALL RELIEVE ANY SUCH INDEMNITEE FROM ANY AND ALL LIABILITIES, OBLIGATIONS, DUTIES, CLAIMS, ACCOUNTS AND CAUSES OF ACTION WHATSOEVER ARISING OR TO ARISE OUT OF ANY ORDINARY NEGLIGENCE BY ANY SUCH INDEMNITEE, AND SUCH INDEMNITEE SHALL BE ENTITLED TO INDEMNIFICATION FROM ACTS OR OMISSIONS THAT MAY CONSTITUTE ORDINARY NEGLIGENCE.

      (b) The Partnership shall, to the maximum extent permitted under the Act, pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee's appearance as a witness or other participation in a proceeding involving or affecting the Partnership at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

      (c) The General Partner shall have the right to require that any contract entered into by the Partnership provide that the General Partner shall have no personal liability for the obligations of the Partnership thereunder.

      (d) The indemnification provided by this Section 5.7 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Partners, as a matter of law or otherwise, both as to action in the Indemnitee's capacity as a Partner or an officer, director, employee or agent of a Partner or as a person serving at the request of the Partnership as set forth above and to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitees.

      (e) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of this indemnification provision.

      (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

      Section 5.8. Certain Decisions.

      (a) Unless otherwise expressly provided in this Agreement (i) whenever a conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership or some or all of the Limited Partners, on the other hand, or (ii) whenever this Agreement provides that the General Partner shall act in a manner which is or provide terms which are fair and are reasonable to the Partnership or the Limited Partners, the General Partner shall resolve such conflict of interest, make any decision, take such action or provide such terms considering, in each case, the relative interests of each party to such conflict, decision, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, the relative investment objectives of such parties, and any applicable practices or principles of the oil and gas industry, and in the absence of bad faith by the General Partner, the resolution, action, decision or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or a breach of any standard of care or duty imposed herein or under the Act or any other applicable law. Unless otherwise expressly provided in this Agreement, any provision contained herein shall control to the fullest extent possible if it is in conflict with such standard of care or duty, the Act or any other applicable law, rule or regulation; and each Partner hereby waives such standard of care or duty under the Act and such applicable law, rule or regulation and agrees that the same shall be modified and/or waived to the extent necessary to permit the General Partner to act as described above and to give effect to the foregoing provisions of this Section 5.8.

      (b) The Limited Partners hereby expressly agree that (i) the duty of loyalty owed by the General Partner under the Act shall not be violated by the types or categories of activities of, and standards applicable to, the General Partner or its Affiliates described in the foregoing provisions of this Section
5.8 and the other express provisions of this Agreement, (ii) the foregoing provisions of this Section 5.8 and the other express provisions of this Agreement shall determine the standards by which the performance of the obligation or duty of care owed by the General Partner and its Affiliates under the Act is to be measured and (iii) the activities, standards and provisions described or referred to in subsections (i) and (ii) of this sentence are not manifestly unreasonable.

                                   ARTICLE VI
                            Rights of Limited Partner

     Section 6.1. Rights of Limited Partner. The Limited Partners shall have the right to: (a) have the Partnership books and records (including, without limitation, those required under the Act) kept at the principal United States office of the Partnership and at all reasonable times to inspect and copy any of them at the sole expense of such Partner; (b) have on demand true and full information of all things affecting the Partnership and a formal account of Partnership affairs whenever circumstances render it just and reasonable; (c) have dissolution and winding up by decree of court as provided for in the Partnership; (d) to demand an audit of the Partnership to be conducted at the Limited Partners Expense; and (e) exercise all rights of a Limited Partner under the Partnership (except to the extent otherwise specifically provided herein).

     Section 6.2. Limitations on Limited Partner. The Limited Partners shall not: (a) be permitted to take part in the business or control of the business or affairs of the Partnership; (b) have any voice in the management or operation of any Partnership property; (c) own or operate an interest in any pipeline within the AMI (the prohibition in this Section 6.2 (c) shall include any affiliate of any Limited Partner as well as such Limited Partner )or (d) have the authority or power to act as agent for or on behalf of the Partnership or any other Partner, to do any act which would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership. No Partner shall hold out or represent to any third party that any Limited Partner has any such power or right or that any Limited Partner is anything other than a "limited partner" in the Partnership.

      Section 6.3. Liability of Limited Partner. The Limited Partners shall not be liable for the debts, liabilities, contracts or other obligations of the Partnership except a Limited Partner shall be liable to the extent of any unpaid Capital Contributions agreed to be made by such Limited Partner as set forth in
Section 3.1, any additional Capital Contributions hereafter agreed to be made by a Limited Partner in accordance with Section 3.3 and a Limited Partner's share of the assets (including undistributed revenues) of the Partnership; and in all events, a Limited Partner shall be liable and obligated to make payments of its Capital Contributions only as and when such payments are due in accordance with the terms of this Agreement, and a Limited Partner shall not be required to make any loans to the Partnership. The Partnership shall indemnify and hold harmless the Limited Partners in the event it (a) becomes liable for any debt, liability, contract or other obligation of the Partnership except to the extent expressly provided in the preceding sentence or (b) is directly or indirectly required to make any payments with respect thereto.

      Section 6.4. Withdrawal and Return of Capital Contributions. The Limited Partners shall not be entitled to (a) withdraw from the Partnership except upon the assignment by a Limited Partner of all of its interest in the Partnership and the substitution of such Limited Partner's assignee as a Limited Partner of the Partnership in accordance with Section 9.1, or (b) the return of its Capital Contributions except to the extent, if any, that distributions made pursuant to the express terms of this Agreement may be considered as such by law or by unanimous agreement of the Partners, or upon dissolution and liquidation of the Partnership, and then only to the extent expressly provided for in this Agreement and as permitted by law.

      Section 6.5. Outside Activities. Any Limited Partner and its Affiliates shall be entitled to have business interests and engage in business activities similar to the Partnership. The Partnership and the Partners all hereby consent to any Limited Partner and its Affiliates having such business interests and engaging in such business activities outside the AMI and neither the Partnership nor any of the Partners has any rights by virtue of this Agreement in and to such business interests or activities or to the income, profits or benefits derived therefrom.

                                   ARTICLE VII
                        Books, Records and Bank Accounts

      Section 7.1. Capital Accounts, Books and Records.

      (a) The General Partner shall keep books of account for the Partnership in accordance with the terms of this Agreement. Such books shall be maintained at the principal office of the Partnership.

      (b) An individual capital account (a "Capital Account") shall be maintained by the Partnership for each Partner in accordance with the requirements of the applicable Treasury Regulations under Section 704 of the Internal Revenue Code.

      Section 7.2. Reports. The General Partner shall deliver to each of the Limited Partners such reports and financial statements as the General Partner shall determine from time to time.

      Section 7.3. Bank Accounts. The General Partner shall cause one or more accounts to be maintained in the name of the Partnership in one or more banks or other financial institutions, which accounts shall be used for the payment of expenditures incurred by the General Partner in connection with the business of the Partnership and in which shall be deposited any and all receipts of the Partnership. The General Partner may also temporarily invest the cash funds of the Partnership in any manner it determines to be in the best interests of the Partnership and the Partners. All amounts shall be and remain the property of the Partnership and shall be received, held and disbursed by the General Partner for the purposes specified in this Agreement. There shall not be deposited in any of such accounts any funds other than funds belonging to the Partnership, and no other funds shall in any way be commingled with such funds.

      Section 7.4. Information Relating to the Partnership. Upon request, the General Partner shall supply to the Limited Partners any information requested regarding the Partnership or its activities. During ordinary business hours, the Limited Partners and their respective authorized agents and representatives shall have reasonable access to all books, records and materials in the Partnership's offices regarding the Partnership or its activities. Notwithstanding the foregoing, each Limited Partner acknowledges and agrees that instances may arise when (i) the General Partner determines that the disclosure of certain information pertaining to the Partnership or its Business is not in the best interests of the Partnership or could damage the Partnership or its business, or (ii) the General Partner or an Affiliate thereof is subject to a valid and effective agreement with a third party prohibiting the General Partner or such Affiliate from distributing or otherwise disseminating to another party (e.g., a Limited Partner) certain information. No Partner shall use, publish, disseminate or otherwise disclose, directly or indirectly, any Partnership information that should come into the possession of such Partner for other than a proper Partnership purpose.

                                  ARTICLE VIII
                    Dissolution, Liquidation and Termination

      Section 8.1. Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following:

      (a) The occurrence of an event of withdrawal from the Partnership by the General Partner.

      (b) The consent in writing of the General Partner and those Limited Partners having a combined Sharing Ratio of 75%.

      (c) The occurrence of any event which, under the Act, causes the dissolution of a limited partnership.

      Section 8.2. Liquidation and Termination. Upon dissolution of the Partnership, the General Partner or, if the withdrawal of the General Partner caused the dissolution of the Partnership, a person selected by a majority in interest of the Limited Partners, shall act as liquidator or shall appoint one or more liquidators who shall have full authority to wind up the affairs of the Partnership and make final distribution as provided herein. The liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:

      (a) As promptly as possible after dissolution and again after final liquidation, the liquidator, if requested by any Partner, shall cause a proper accounting to be made by the Partnership's independent accountants of the Partnership's assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final liquidation is completed, as appropriate.

      (b) The liquidator shall pay all of the debts and liabilities of the Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including without limitation the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). After making payment or provision for all debts and liabilities of the Partnership, the Partners' Capital Accounts shall then be adjusted by (i) assuming the sale of all remaining assets of the Partnership for cash at their respective fair market values (as determined by an appraiser selected by the liquidator) as of the date of termination of the Partnership and (ii) debiting or crediting each Partner's Capital Account with its respective share of the hypothetical gains or losses resulting from such assumed sales in the same manner as each such Capital Account would be debited or credited for gains or losses on actual sales of such assets. The liquidator shall then by payment of cash or property (valued as of the date of termination of the Partnership at its fair market value by the appraiser selected in the manner provided above) distribute to the Partners such amounts as are required to pay the positive balances of their respective Capital Accounts. Such a distribution shall be in cash or in kind as determined by the liquidator. Any distribution to the Partners in liquidation of the Partnership shall be made by the latter of either the end of the taxable year in which the liquidation occurs or on a date which is not more than ninety (90) days after the date of such liquidation. For purposes of the preceding sentence, the term "liquidation" shall have the same meaning as set forth in Treasury Regulation Section 1.704-1(b)(2)(ii) as in effect at such time. Each Partner shall have the right to designate another person to receive any property which otherwise would be distributed in kind to that Partner pursuant to this Section 8.2.

      (c) Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable laws pertaining to the winding up of the affairs of the Partnership and the final distribution of its assets.

      (d) Notwithstanding any provision in this Agreement to the contrary, no Partner shall be obligated to restore a deficit balance in its Capital Account at any time.

      The distribution of cash and/or property to the Partners in accordance with the provisions of this Section 8.2 shall constitute a complete return to the Partners of their Capital Contributions and a complete distribution to the Partners of their interest in the Partnership and all Partnership property.

      Section 8.3. Reconstitution. Notwithstanding the foregoing or any other provision of this Agreement, upon the occurrence of an event of dissolution described in Section 8.1, the Partners may unanimously consent to the reconstitution of the Partnership, and the business of the Partnership shall be continued without being wound up as provided for in the Act.

                                   ARTICLE IX
                     Assignments and Transfers of Interests

      Section 9.1. Assignment by Partners.

      (a) Except as provided in Section 3.3, no Partner's Partnership Interest in the Partnership shall be further assigned, transferred, mortgaged, pledged, subjected to a security interest or otherwise encumbered, in whole or in part, without the prior written consent of the General Partner, and any attempt by a Partner to assign its interest without such consent shall be void ab initio.

      (b) Unless an assignee becomes a substituted Partner in accordance with the provisions set forth below, such assignee shall not be entitled to any of the rights granted to a Partner hereunder, other than the right to receive allocations of income, gain, loss, deduction, credit and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned.

      (c) An assignee of a Partner's Partnership Interest, or any portion thereof, shall become a substituted Partner entitled to all of the rights of a Partner if, and only if (i) the assignor gives the assignee such right, (ii) the General Partner's consent to such substitution, the granting or denying of which shall be in General Partner's sole discretion, and (iii) the assignee executes and delivers such instruments, in form and substance satisfactory to the General Partner, as the General Partner may deem necessary or desirable to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement. Upon the satisfaction of such requirements, the General Partner shall concurrently (or as of such later date as shall be provided for in any applicable written instruments furnished to the General Partner) admit any such assignee as a substituted Partner of the Partnership and reflect such admission and the date thereof in the records of the Partnership.

      (d) The Partnership and the General Partner shall be entitled to treat the record owner of any Partnership Interest as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written assignment of such Partnership Interest that complies with the terms of this Agreement has been received by the General Partner.

      9.2. Right of First Refusal on Sale.

      (a) In the event a Partner receives a bona fide offer for the purchase or other acquisition of all or a portion of such Partner=s Partnership Interest, or any right or interest therein, and if such Partner (the "Offering Partner") desires to accept such offer, the Offering Partner shall first give written notice (the "Notice") by certified mail, return receipt requested to the General Partner of the Partnership at the office of the Partnership, setting forth the name of the proposed transferee, the interest in the Partnership to be transferred, the proposed amount and form of consideration and the terms and conditions of payment offered by such proposed transferee and all other terms and conditions of the proposed transfer. If the General Partner consents to such transfer in accordance with Section 9.1, the General Partner shall have copies of such Notice mailed forthwith to the other Partners. Any change of prospective transferee, or of the price, interest in the Partnership or other terms of the proposed sale shall require a new Notice, and the time periods set forth herein shall begin to run from the time such new Notice is given. The partnership Interest which is the subject of the proposed sale or other transfer are hereinafter referred to as "Offered Partnership Interest". Upon the giving of the Notice, the other Partners shall have the rights with respect to the Offered Partnership Interest set forth in Section 9.2(b) hereof.

      (b) Each of the Partners, other than the Offering Partner, shall be entitled, during the period of fifteen (15) days from the date of mailing of the Notice by the General Partner, to purchase that portion of the Offered Partnership Interest held by such Partner bears to the Partnership Interest held by all Partners electing to purchase the Offered Partnership Interest, on the same terms and conditions as set out in the Notice. If the other Partners desire to purchase all (but not less than all) of the Offered Partnership Interest, the General Partner shall give written notification to this effect to the Offering Partner and said sales and purchases shall be closed within thirty (30) days thereafter.

      (c) However, if the other Partners do not desire to purchase all of the Offered Partnership Interest, the Offering Partner shall have the right to transfer all of the Offered Partnership Interest to the prospective transferee during the sixty (60) day period following receipt of written notice by the Offering Partner that the other Partners do not desire to purchase the Offered Partnership Interest, provided however, that the Offered Partnership Interest in the hands of the prospective transferee shall remain subject to this Agreement; and provided further, that under no circumstances shall any such sale or other disposition of any interest in the Partnership subject hereto be valid and effective until such prospective transferee shall signify such party's consent to be bound by the terms of this Agreement by executing the signature page of this Agreement or an addendum hereto and until the General Partner approves of such transfer in accordance with Section 9.1 hereof.

      (d) No Partner may give Notice of such Partner's desire to sell or otherwise transfer any part of such Partner's interest in the Partnership under this Section while another Notice pertaining to the Offered Partnership Interest owned by another Partner is pending under this Section.

                                    ARTICLE X
                Representations, Acknowledgements and Warranties

      Section 10.1. Representations, Acknowledgements and Warranties of the Partners. Each Partner acknowledges or otherwise represents, warrants and covenants to the other-Partners as follows:

      (a) Such Partner, if an entity, has been duly formed, is a company validly existing, and if applicable, in good standing under the laws of the state of its formation.

      (b) Such Partner has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

      (c) The execution, delivery and performance by such Partner of this Agreement have been duly and validly authorized, and no other action is required to be taken to authorize such execution, delivery and performance.

      (d) The execution, delivery and performance by such Partner of this Agreement are within the powers of such Partner and will not be in contravention of or result in any breach or constitute a default under any applicable law, rule or regulation or any loan, note or other agreement or instrument to which such Partner is a party or by which it or any of its properties are bound.

      (e) This Agreement has been duly and validly executed and is binding and enforceable as against such Partner.

      (f) No consent, approval, authorization or order of any court or governmental agency or authority or of any third party, which has not been obtained, is required in connection with the execution, delivery and performance by such Partner of this Agreement.

      (g) The Partner will acquire, and continue to hold, the Partnership Interest for the Partner's own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except pursuant to the terms of this Agreement and an applicable exemption under the Securities Act.

      (h) The Partner is able to bear the economic risk of purchasing and holding the Partnership Interest and has such knowledge and experience in financial and business matters that the Partner is capable of evaluating the merits and risks of purchasing the Partnership Interest. The Partnership Interest purchased by the Partner does not exceed 10% of Partner's net worth (or joint net worth with the Partner's spouse if the partner is a natural person) at the time of sale. The Partner has knowledge of finance, securities, and the oil and gas industry generally or has relied upon a representative who: (1) has no business relationship with the Partnership; (2) represents only the Partner and not the Partnership; and (3) is compensated only by the Partner.

      (i) The Partner is familiar with the Securities Act and that Partner understands the resale limitations imposed thereby and by the terms of this Agreement.

      (j) The Partnership has relied and will rely on the foregoing matters with respect to the availability of an exemption from registration of the offer and sale of the Partnership Interest under the Securities Act and applicable state securities laws.

      (k) The Partner has received or has had the chance to receive sufficient background information regarding Partnership and the merits and risks of purchasing the Partnership Interest as such Partner deemed necessary and relevant to make its purchase decision. Such Partner further represents that its and its representatives have had an opportunity to ask questions and receive answers from the Partnership, the General Partner and their respective representatives regarding the terms and conditions of the offering of the Partnership Interest and the business, properties, prospects and financial condition of Partnership.

      (l) The Partner has not been solicited to buy the Partnership Interest by means of any form of general solicitation or general advertising including but not limited to the following:

            (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium of broadcast over television or radio; and

            (ii) any seminar or meeting whose attendees have been invited by any general. solicitation or general advertising.

      (m) The Partner acknowledges that the Partnership is newly organized and has no financial or operating history and, further, the investment in the Partnership is speculative and involves a high degree of risk of loss by the Limited Partner of its entire investment, with no assurance of any income from such investment. An investment in the Partnership involves substantial risks and the Partner has taken full cognizance of and understands all of the risks related to the purchase of Partnership Interest, including the potential for the Partnership Interest to lose all or substantially all of its value.

      (n) The foregoing representations, acknowledgements and warranties are true and. accurate as of the date of this Agreement and shall survive thereafter.

                                   ARTICLE XI
                                  Miscellaneous

      Section 11.1. Notices. All notices, elections, demands or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if given by (a) personal delivery, (b) United States first class mail, postage prepaid, (c) prepaid telegram or facsimile (provided that such telegram or facsimile is confirmed by expedited delivery service), or (d) expedited delivery service with proof of delivery, addressed to the respective addressee(s) specified in Section
1.5. Any Partner may change its address by giving notice in writing to the other Partners of its new address.

      Section 11.2. Amendment. This Agreement may be changed, modified or amended only by an instrument in writing agreed upon by the General Partner and each of the Limited Partners. Notwithstanding the foregoing, with respect to any change, modification, or amendment to this Agreement which would change the name of the Partnership or of the General Partner, admit additional or substituted Limited Partners in accordance with the terms of this Agreement, or any other change, modification, or amendment which does not adversely affect the Limited Partners in any material respect, and any change, modification or amendment which the General Partner determines is necessary or advisable to ensure that the Partnership is not and will not be treated as an association taxable as a corporation for federal income tax purposes or to conform with changes in applicable tax law (provided such changes do not have a material adverse effect on the Limited Partners), such change, modification, or amendment may be contained in a written instrument executed solely by the General Partner, provided that the General Partner notifies the Limited Partners of such change, modification, or amendment.

      Section 11.3. Partition. Each of the Partners hereby irrevocably waives for the term of the Partnership any right that such Partner may have to maintain any action for partition with respect to the Partnership property.

      Section 11.4. Entire Agreement. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

      Section 11.5. Severability. Every provision in this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

      Section 11.6. No Waiver. The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Partner's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

      Section 11.7. Applicable Law. This Agreement and, the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Texas.

      Section 11.8. Meetings of the Partners. The General Partner may hold meetings with all or any the Limited Partners from time to time to inform and consult with all or any of the Limited Partners concerning such matters as the General Partner deems appropriate. Such meetings may be held by conference telephone and shall be held at such times and places, as often and in such manner as shall be determined by the General Partner. The General Partner shall give notice of the time, place and topic of each such meeting at least ten business days prior thereto. Notwithstanding the foregoing provisions of this Section 11.8, the Limited Partners shall not be permitted to take part in the business or control of the business of the Partnership; it being the intention of the parties that the involvement of the Limited Partners as contemplated in this
Section 11.8 is for the purpose of informing the Limited Partners with respect to various Partnership matters, explaining any information furnished to the Limited Partners in connection therewith, answering any questions that the Limited Partners may have with respect thereto and receiving any ideas or suggestions the Limited Partners may have with respect thereto; it being the further intention of the parties that the General Partner shall have full and exclusive power and authority on behalf of the Partnership to manage, control, administer and operate the property, business and affairs of the Partnership in accordance with this Agreement.

      Section 11.9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no Partner may sell, assign, transfer or otherwise dispose of all or any part of its rights or interest in the Partnership or under this Agreement except in accordance with Article IX.

      Section 11.10. Sole Discretion. Any consent, approval, determination or similar right granted to a person herein, unless specifically provided otherwise, may be granted, withheld., made or otherwise exercised by such person in such person's sole discretion.

      Section 11.11. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

                            [Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                         GENERAL PARTNER:

Amount of Capital Contribution:

                                         WEST FORK PIPELINE COMPANY GP LLC

As Set Forth in Section 3.1 (a)

                                         By: /s/ Larry Dale
                                            -----------------------------------
                                             Larry Dale, President

                                         LIMITED PARTNERS:

                                         DALE GAS PARTNERS, LP

See Section 3.1 (c)                      by: DGP GP, L.L.C., General Partner

                                         By: /s/ Larry Dale
                                            -----------------------------------
                                             Larry Dale, President

                                         PARALLEL PETROLEUM CORPORATION

$ 147,368.43

                                         By: /s/ John S. Rutherford
                                            -----------------------------------
                                             John S. Rutherford, Vice President

                                         GO OIL CORPORATION
$ 36,842.12

                                         By: /s/ Max Poyner
                                             ----------------------------------
                                             Max Poyner
                                             Title: V.P.

$ 7,368.42

                                       /s/ Marvin L. Cooper
                                       -----------------------------------------
                                     MARVIN L. COOPER

$ 7,368.42                         CKC INVESTMENTS, INC.

                                   By: /s/ Marvin L. Cooper
                                       -----------------------------------------
                                       Marvin L. Cooper
                                       Title: President

$ 7,368.42                         COOPER FAMILY IRREVOCABLE TRUST

                                   By: /s/ William E. Abraham
                                       -----------------------------------------
                                       William E Abraham
                                       Title: Trustee

$ 7,368.42                         GREYLEDGE, LLC

                                   By: /s/ William D. Forster aka Bill Forster
                                      ------------------------------------------
                                       Bill Forster
                                       Title: Managing Member

$ 18,421.05                        ABRAHAM OIL & GAS, LTD.

                                   By: /s/ William E. Abraham
                                      ------------------------------------------
                                       William E. Abraham
                                       Title: Secretary, Abraham GP, Inc.,
                                             Managing Partner of Abraham
                                             Oil & Gas, Ltd.

$ 11,052.63                          WES-TEX DRILLING COMPANY, L.P.

                                     By: WES-TEX Holdings, LLC, General Partner

                                     By: /s/ David Morris
                                        ---------------------------------------
                                         David Morris
                                         Title: Executive Vice President

$ 22,105.26 *                        FULCRUM PARTNERS, LTD.
(Also see Section 3.1(c))

                                     By: /s/ John C. Thompson
                                        ---------------------------------------
                                         John C. Thompson
                                         Title: President

$    7,381.58                        DALE MINERALS, INC.

                                     By: /s/ Timothy A. Herrman
                                        ---------------------------------------
                                          Timothy A. Hermann
                                          Title: Controller

$    9,197.37                        RAZORBACK II, LP

                                     By: /s/ Wallace L. Hall, Sr.
                                         ---------------------------------------
                                          Wallace L. Hall, Sr.
                                          Title:
                                                --------------------------------

$    9,197.37                        3913, LP

                                     By: /s/ G. Houston Hall
                                         ---------------------------------------
                                          Houston Hall
                                          Title: President,
                                                 GH Hall, LLC,
                                                 general partner

$  18,434.21                             CERES RESOURCE PARTNERS, L.P.
                                         Federal Tax I.D. No. 75-2775855

                                         By: Smith Allen Oil & Gas, Inc.,
                                              General Partner

                                            /s/ Casey McManemin
                                         ---------------------------------------
                                         By: Casey McManemin, Vice President

$    5,526.32                            DORFMAN PRODUCTION COMPANY

                                         By: /s/ Louis Dorfman, Jr
                                            ------------------------------------
                                             Louis Dorfman, Jr.
                                             Title: President

$    5,526.32                            HALLMARK ENERGY, L.L.C.

                                         By:
                                            ____________________________________
                                             Jeff Turpin
                                             Title:
                                                    ____________________________

                                    EXHIBIT A

                    Partners of West Fork Pipeline Company LP

                                                                  COST SHARING
               NAME                           ADDRESS             RATIO TO $1MM   OWNERSHIP
----------------------------------   -------------------------    -------------   ---------
GENERAL PARTNER

West Fork Pipeline Company GP, LLC   2121 San Jacinto Street           1.00%        1.00%
                                     Suite 1870, LB-9
                                     Dallas, TX 75201

LIMITED PARTNERS

Parallel Petroleum Corporation       1004 N. Big Spring Street        36.96%       27.72%
                                     Suite 400
                                     Midland, Texas 79701

GO Oil Corporation                   230 Sewell Building               9.24%        6.93%
                                     115 South Main
                                     P.O. Box 187
                                     Jacksboro, Texas 76458

Marvin L. Cooper                     100 South 4th Street              1.85%        1.39%
                                     Canadian, Texas 79014

CKC Investments, Inc.                100 South 4th Street              1.85%        1.39%
                                     Canadian, Texas 79014

Cooper Family Irrevocable Trust      100 South 4th Street              1.85%        1.39%
                                     Canadian, Texas 79014

Greyledge, LLC                       237 Park Avenue                   1.85%        1.39%
                                     Suite 2100
                                     New York, New York 10017

Abraham Oil & Gas                    P.O. Box 36                       4.62%        3.47%
                                     Canadian, Texas 79014

Wes-Tex Drilling Company, L.P.       400 Pine Street, Suite 700        2.77%        2.08%
                                     Abilene, Texas 79601

Fulcrum Partners, Ltd.               P.O. Box 2337                     8.24%        9.49%
                                     Victoria, Texas 77902

Dale Gas Partners, LP                2121 San Jacinto Street      15.77%          33.27%
                                     Suite 1870, LB-9
                                     Dallas, Texas 75201

Dale Minerals, Inc.                  2121 San Jacinto Street       1.87%           1.40%
                                     Suite 1870, LB-9
                                     Dallas, Texas 75201

Razorback II, LP                     5956 Sherry Lane              2.33%           1.75%
                                     Suite 1810
                                     Dallas, TX 75225

3919, LP                             5956 Sherry Lane              2.33%           1.75%
                                     Suite 1810
                                     Dallas, TX 75225

CERES Resource Partners, L.P.        3738 Oak Lawn Avenue          4.67%           3.50%
                                     Suite 300
                                     Dallas, TX 75219

Dorfman Production Company           8144 Walnut Hill Lane         1.40%           1.05%
                                     Suite 297, LB #64
                                     Dallas, TX 75231

HallMark Energy, L.L.C.              8201 Preston Road             1.40%           1.05%
                                     Suite 310
                                     Dallas, TX 75225

TOTAL                                                               100%            100%

                                    EXHIBIT B

                MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT

      The Management and Administrative Services Agreement ("Administrative Services Agreement") dated and effective May 1,2003 ("Effective Date"), is by and between Dale Operating Company, a corporation ("Service Provider"), and West Fork Pipeline Company GP, LLC, a Texas limited liability company ("Customer"). Dale Operating Company and West Fork Pipeline Company GP, LLC are sometimes referred to herein as the "Parties" or individually as the "Party."

                                    ARTICLE I
                         SUBJECT MATTER AND DEFINITIONS

      1.1 Capitalized Terms. For purposes of the Administrative Services Agreement, except as otherwise expressly provided or unless the context otherwise requires, the capitalized terms used herein shall have the meaning ascribed to them in the Sections of the Administrative Services Agreement set forth below opposite such terms.

      "ASSETS" means the assets owned by West Fork Pipeline Company, LP.

      "CONSTRUCTION ACTIVITIES" means permitting or construction activities in connection with Partnership Assets.

      "LOSS" means any and all losses, costs, expenses, liabilities, claims, demands, penalties, fines, assessments, settlements, damages and any related expenses of whatever kind or nature, or otherwise including, without limitation, legal, accounting, consulting and investigation expenses and litigation costs, but excluding consequential damages of a Party other than losses directly attributable to a cessation or reduction of the transportation of hydrocarbons.

      "MONTHLY SETTLEMENT STATEMENT" is defined in Section 5.2.

      "TRANSPORTATION MONTH VOLUME" means the volume of hydrocarbons transported by West Fork Pipeline Company, LP during a particular calendar month.

      "REPRESENTATIVES" are defined in Section 3.2.

      "SERVICE FEE" is defined in Section 2.1.

      "SERVICES" are defined in Section 3.3.

      "TERM" is defined in Section 2.3.

      1.2 Subject Matter. Service Provider shall provide or cause to be provided the Services with respect to the Assets during the Term of the Administrative Services Agreement and Customer shall pay to Service Provider the Service Fee.

                                    ARTICLE 2
                              SERVICE FEE AND TERM

      2.1 Service Fee. Customer shall pay to Service Provider the sum of (i) Five Thousand Dollars ($5,000) per calendar month in months where no Construction Activies are conducted, or (ii) Ten Thousand Dollars ($10,000) per calendar month Construction Activities take place during said month calendar month ((i) and (ii) are referred to as the "Service Fee").

      2.2 Reimbursement of Expenses. Customer shall reimburse Service Provider for (1) employee wages paid by Service Provider to Service Provider employees employed solely to work on Customer business; Customer employees and West Fork Pipeline Company, LP employees, and (ii) any other third party expenses related to the Assets.

      2.3 Term. The term of the Administrative Services Agreement shall commence on the Effective Date, and shall expire three (3) years after the Effective Date ("Term"); provided however, the Administrative Services Agreement shall continue on a month-to-month basis after the expiration of the Term until either Party tenders at least (30) days prior written notice of termination to the other Party. Customer shall assume the Services following the Term of the Administrative Services Agreement, provided that Service Provider shall perform the Services in Section 3.3(c)(i), (iv), and (v) and the contract administration requirements of Section 3.3(b) after the Term (but not later than two (2) months following the end of the Term) to the extent required to complete the Services with respect to Transportation Month Volumes transported during the Term of the Administrative Services Agreement. Following termination of the Services under this Administrative Services Agreement, (A) revenue received by either party that belongs to the other Party shall be remitted to the other Party at least monthly, and (B) invoices received by a Party that are the obligations of the other Party shall be forwarded to the other Party within ten (10) days of receipt of invoice.

                                    ARTICLE 3
                   SERVICES TO BE PROVIDED BY Service Provider

      3.1 General. Service Provider shall provide or cause to be provided to Customer the Services. Service Provider shall provide the same quality and quantity of reports, accounting, record keeping and administration as it employs for its own reports, accounting, record keeping and administration processes; provided that no provision herein shall require Service Provider to provide records, financial information, or other information that is not normally kept or reported in the ordinary course of business.

      3.2 Personnel. Service Provider shall provide (i) sufficient personnel, including, as necessary or appropriate, contractors or consultants ("Representatives"), with the appropriate background and experience and (ii) equipment and facilities to perform the Services in a timely manner.

      3.3 Services. Service Provider shall provide the following specific services to Customer with respect to the Assets for the Term (collectively, the "Services"):

            (a) Lease and Land Administration. Administer all easements, rights of way, permits, leases and division orders, maintain all land, easements, rights of way, permits, lease and other related records, and provide associated services, pay rentals, shut-in payments and other lease payments;

            (b) Contract Administration. Provide gas control and contract administration services necessary to transport the hydrocarbons transported from the Assets;

            (c) Accounting. Perform all revenue and joint interest accounting functions attributable to the Assets, including but not limited to:

                  (i) fees and related easement, right of way, permit, lease or similar payments,

                  (ii)  payment of accounts payable and taxes

                  (iii) collection of accounts receivable,

                  (iv)  gas balancing, and

                  (v)   general ledger and financial reporting activities

      (d) Operations. Provide all operation functions attributable to the Assets as has been historically provided by Service Provider.

      (e) Information Systems. Provide computer use necessary to manage and operate the Assets during the Term, as well as to facilitate the transfer of data to Customer.

      (f) Consultation. During normal business hours, Customer shall be entitled to reasonably consult with Service Provider Representatives providing the Services. Service Provider shall make such Representatives reasonably available to Customer.

      (g) Customer's Rights to Revise Services. Customer shall have the right to request Service Provider to revise the decisions regarding the Services and their performance at any time during the term of this Administrative Services Agreement; provided, however, such revisions shall be at Customer's sole cost, risk and expense, and further provided such revisions do not require additional Services not included in Section 3.3 of this Administrative Services Agreement.

                                    ARTICLE 4
                            PERFORMANCE AND AUTHORITY

      4.1 Standard of Care. Service Provider shall provide the Services in a timely and current manner, consistent with management and administrative practices that it would provide for itself in the performance of services similar to the Services.

            SERVICE PROVIDER SHALL HAVE NO RESPONSIBILITY FOR AND SHALL INCUR NO LIABILITY FOR ANY LOSS OF ANY NATURE SUFFERED OR INCURRED BY CUSTOMER ARISING OUT OF OR IN CONNECTION WITH THE RENDERING BY SERVICE PROVIDER OF THE SERVICES INCLUDING LIABILITY ARISING OUT OF SERVICE PROVIDER'S NEGLIGENCE UNLESS SUCH LOSS IS THE RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SERVICE PROVIDER. CUSTOMER, AT ITS EXPENSE, SHALL DEFEND, PROTECT AND INDEMNIFY AND HOLD HARMLESS SERVICE PROVIDER, ITS AFFILIATES, AND THEIR RESPECTIVE REPRESENTATIVES FROM AND AGAINST EACH AND EVERY CLAIM, DEMAND OR CAUSE OF ACTION AND ANY LIABILITY, DAMAGE OR LOSS IN CONNECTION THEREWITH, WHICH MAY BE MADE OR ASSERTED BY CUSTOMER, ITS AGENTS OR ANY THIRD PERSONS (INCLUDING, BUT NOT LIMITED TO, SERVICE PROVIDER'S REPRESENTATIVES OR SERVICE PROVIDER'S NEGLIGENCE) ARISING OUT OF OR IN CONNECTION WITH THE FURNISHING OF SERVICES HEREUNDER BY SERVICE PROVIDER, EXCEPT TO THE EXTENT ATTRIBUTABLE TO SERVICE PROVIDER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

      4.2 Independent Contractor Relationship. With respect to its performance of the Services, Service Provider is an independent contractor, with the authority to control, oversee and direct the performance of the details of the Services, Customer being only interested in the results obtained, subject to
Section 4.4. Customer shall have the right (to the extent not in violation of the law or inconsistent with reasonable business practices), in its sole discretion, to direct Service Provider to conduct or not conduct certain Services (consistent with Service Provider's obligations contained herein) with respect to the Assets, but the means and manner of the same shall be in the exclusive control of Service Provider.

      4.3 No Joint Venture or Partnership. This Administrative Services Agreement is not intended to and shall not be construed as creating a joint venture, partnership, agency or other association within the meaning of the common law or under the laws of the state in which either Party is incorporated, organized or conducting business. Except as provided in Section 4.1, neither Party shall be responsible for the obligations or actions of the other Party, each Party being severally responsible only for its obligations and actions arising hereunder.

      4.4 Scope of Service Provider's Authority_. Service Provider's authority to perform the Services is subject to the following:

            (a) If not prohibited in Section 4.4(c) below, and subject to prior written instruction or consent of Customer, Service Provider shall have authority to execute or amend contracts relating to transportation services (as described in Section 3.3(b)) on behalf of Customer, without Customer's prior written consent, if such contracts are reasonable, customary, in accordance with good business practice.

            (b) Subject to Section 4.4(c), Service Provider's payment of invoices or other items on behalf of Customer shall be subject to the following procedures:

                  (i) Land payments shall be paid by Service Provider without prior Customer approval, but Service Provider shall promptly provide detail to Customer supporting such payments.

                  (ii) All other third person invoices (including any received directly by Customer and forwarded to Service Provider) shall be appropriately coded by Customer prior to payment by Service Provider. Customer shall provide a description of the property, expense, and account coding and shall forward invoices to the appropriately designated Service Provider office.

      (c) Service Provider shall not have the authority to do any of the following on behalf of Customer:

                  (i)   borrow or lend money;

                  (ii)  create any lien or encumbrance;

                  (iii) participate in oil and gas futures or hedging
                        activities;

                  (iv)  purchase or sell any Asset, except as provided in
                        Section 4.4(a);

                  (v) execute any indemnification, release or waiver, except in connection with obtaining pipeline right-of-ways and/or easements;

                  (vi) take any other action not in the ordinary course of business;

                  (vii) enter into contracts except as provided in Section
                        4.4(a).

      4.5 Routine Communications. Customer shall designate certain employees for Service Provider personnel to contact for the approval of contracts and the making of elections as set forth in Section 4.4(a), and for other matters concerning the Services.

      4.6 Notice of Authority. Subject to the concurrence of Customer, Service Provider shall, to the extent required by law or contract, notify third persons with whom it deals, including, but not limited to, lessors, local, state and federal agencies, operators of non-operated properties, vendors and other owners, that it is acting as an independent contractor on behalf of Customer for the limited purpose of providing Services; provided, however, that to the extent allowed by applicable law, Customer or Service Provider shall not notify any state tax and regulatory agencies until such time as Customer assumes the responsibility for filing and reporting taxes and regulatory matters on its own behalf.

                                    ARTICLE 5
                               FINANCIAL REPORTING

      5.1 Transfer of Cash. Commencing on the 25th calendar day (or the first Business Day following the calendar day if the 25th is not a Business Day) of each calendar month during the Term and those calender months thereafter, during which the Services described in Section 3.3 are rendered by Service Provider, Service Provider shall pay to Customer via wire transfer an amount identified as the "Current Month Settlement" on the Monthly Settlement Statement.

      5.2 Monthly Settlement Statement. On the date any amounts are transferred pursuant to Section 5.1, Service Provider shall submit to Customer for the Assets a "Monthly Settlement Statement" prepared substantially in the form of Annex 1 attached hereto, calculating the amount to be transferred as follows, to the extent any such amount has not previously been accounted for ("Current Month Settlement Amount"):

            (a) Share of all revenues (less any taxes allocable to Customer and paid by or on behalf of Service Provider) attributable to transportation subsequent to the Effective Date and received by Service Provider on behalf of Customer during the prior monthly accounting cycle;

            (b) less, the share of all direct operating expenses incurred by Service Provider on behalf of Customer during the prior monthly accounting cycle for operations subsequent to the Effective Date.

            (c) less, all capital expenditures incurred by Service Provider on behalf of Customer during the prior monthly accounting cycle attributable to the Assets for operations on or after the Effective Date;

            (d) less, all direct charges paid by Service Provider on behalf of Customer during the prior monthly accounting cycle attributable to and which became due and payable on or after the Effective Date;

            (e) less, the Service Fee; and

            (f) plus or less, such other amounts as may be agreed to by the Parties. Customer shall not be charged hereunder for any internal overhead or non-billable charges of Service Provider allocated by Service Provider to any of the Assets, nor for any overhead charges. If the Current Month Settlement Amount is positive, Service Provider shall pay such amount to Customer with the Monthly Settlement Statement. If the Current Month Settlement Amount is negative, Customer shall pay by wire transfer such amount to Service Provider within five (5) Business Days of Customer's receipt of the Monthly Settlement Statement.

      5.3 Monthly Financial Reporting Requirements. Within fifteen (15) Business Days after the end of each calender month during which Service Provider performs any Services hereunder, Service Provider shall report to Customer (a) the net revenues and taxes on an accrual basis, and direct operating expenses (as processed on a best efforts basis during the preceding accounting month); and
(b) adjusted volume and price information for each previous calendar month since the Effective Date. Customer shall provide accrued sales volumes and prices no later than the sixth Business Day following the previous month.

      5.4 Audit. Customer shall have the right:

            (i) to conduct an audit of the books and records of Service Provider insofar as they pertain to the Services provided pursuant to this Administrative Services Agreement for the purpose of determining the accuracy of the Monthly Settlement Statements;

            (ii)  to object to the amounts set forth therein; and

            (iii) to an adjustment of these amounts when an error occurs;
                  provided, however, that such audit must be completed and objections made on or before the expiration of two (2) years from the Effective Date.

                                    ARTICLE 6
                                 RECORDS ACCESS

      6.1 Access. Service Provider shall provide Customer access to the records and files pertaining to the Assets and in connection therewith, the right to verify the accuracy and correctness of the Services.

                                    ARTICLE 7
                            OWNERSHIP/CONFIDENTIALITY

      7.1 Ownership of Books and Records. All information, work product and data concerning the Assets generated by Service Provider in providing Services shall become the property of Customer upon termination of the Administrative Services Agreement. Upon such termination, Section 6.3 of the Agreement shall apply to the above information requiring that Service Provider shall hold such information confidential after the termination of this Administrative Services Agreement.

                                    ARTICLE 8
                                  MISCELLANEOUS

      8.1 Assignment. No Party may assign this Administrative Services Agreement without the prior written consent of the other Party.

      8.2 Notices. All notices, consents, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if (i) delivered by hand, (ii) delivered by a recognized overnight commercial courier (receipt requested), or (iii) sent by telecopier (with receipt confirmed), provided that a copy is promptly thereafter mailed by United States Postal Service first-class postage prepaid mail, to the Party as follows (or to such other address as any Party shall have last designated by fifteen (15) days' notice to the other Parties). A notice shall also be deemed given if an original, photocopy or facsimile is actually received by the persons designated to receive notice, regardless of the manner of transmission.

          If to Service Provider:______________________________

                                 Attention:____________________

                                 Fax:__________________________

          If to Customer:        ______________________________

                                 Attention:____________________

                                 Fax:__________________________

      8.3 GOVERNING LAW. THIS ADMINISTRATIVE SERVICES AGREEMENT SHALL BE CONSTRUED AND GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CHOICE OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

      8.4 Headings. The headings contained in this Administrative Services Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Administrative Services Agreement.

      8.5 No Third Person Beneficiaries. Except as expressly provided herein, nothing in this Administrative Services Agreement shall entitle any person other than Service Provider or Customer, or their respective successors and assigns permitted hereby to make any claim, cause of action, remedy or right of any kind.

      8.6 Counterparts. This Administrative Services Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      8.7 Modification. This Administrative Services Agreement, including this
Section 8.7 and the Annexes hereto shall not be modified except by an instrument in writing signed by both of the Parties.

      8.8 Entire Agreement. This Administrative Services Agreement contains the entire agreement between the Parties with respect to this transactions contemplated hereby. The Parties have jointly participated in the drafting and preparation of this Administrative Services Agreement and the language of this Administrative Services Agreement shall be construed as a whole according to its fair meaning and not strictly for or against either of the Parties hereto.

      8.9 Dispute Resolution. Any dispute arising from or related to this Administrative Services Agreement shall be arbitrated in accordance with the Federal Arbitration Act.

      IN WITNESS WHEREOF, the undersigned have executed this Administrative Services Agreement effective as of the date first written above.

                                 DALE OPERATING COMPANY

                                 By:
                                    ____________________________________________
                                 Title:
                                       _________________________________________

                                 WEST FORK PIPELINE COMPANY GP, LLC

                                 By:
                                    ____________________________________________
                                 Title:
                                       _________________________________________

                                    EXHIBIT C

                                       AMI

      This Exhibit C consists of a one page plat with designated perimeters emboldened to delineate an area of mutual interest.